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                                                                   EXHIBIT 10.14


                           EXCLUSIVE LICENSE AGREEMENT



This Agreement ("Agreement") effective as of March 29, 2006 (the "Effective Date") between eyeonics, inc having its principle place of business at 26970 Aliso Viejo Parkway, Suite #100, Aliso Viejo, CA 92656 ("eyeonics") and Steven Dell, M.D., an individual, ("Dr. Dell").

WHEREAS, Dr. Dell owns, or has an ownership interest in, the drawings of the SD2, SD3 and SD4 intraocular lens; certain improvements, modifications and derivatives thereof; and related subject matter (the "Inventions").

WHEREAS, Dr. Dell desires to grant to eyeonics an exclusive license under all of his right, title and interest in the Inventions and eyeonics desires to receive such license, all as described in more detail below.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                  DEFINITIONS

"Affiliate" shall mean any entity which controls, is controlled by or is under common control with eyeonics. For purposes of this definition, an entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

"Field" shall mean any and all applications.

"Licensed Patents" shall mean any and all of Dr. Dell's right, title and interest in and to:

     i. all worldwide patent and patent applications claiming or disclosing subject matter claimed or disclosed in the patent(s) and patent application(s) listed in Exhibit A hereto and all improvements, derivatives and modifications to such subject matter (collectively the "Patent Rights"); and

     ii. all divisions, continuations, continuations-in-part, patents of addition, and substitutions of the Patent Rights, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents.

"Licensed Product" shall mean a Product the manufacture, sale or use of which would, but for the license granted herein, infringe a Valid Claim within the Licensed Patents in the country for which such Product is sold.

"Net Sales" shall mean the amounts actually received by eyeonics or its Sublicensees for the sale or other disposition to an unaffiliated third party for Licensed Products, as applicable, less the following reasonable and customary deductions to the extent applicable to such invoiced amounts: (i) all trade, cash and quantity credits, discounts or refunds; (ii) amounts for claims, allowance or credits for returns, retroactive price reductions, chargebacks; and
(iii) packaging, handling fees and prepaid freight, sales, taxes, duties and other governmental charges (including value-added tax), but excluding what is commonly known as income taxes. For the removal of doubt, Net Sales shall not include sales by eyeonics to its Affiliates for resale; provided that if eyeonics sells a Licensed Product to an Affiliate for resale, Net Sales shall include the amounts invoiced by such Affiliate to third parties on the resale of such Licensed Product. In addition, Net Sales shall not include shipments of Licensed Products made by eyeonics, its Sublicensees or its Affiliates to third parties at no or low cost in connection with research and development or clinical trials.

"Product" shall mean a product, composition or material.

"Sublicensee" shall mean any non-Affiliate third party to whom eyeonics has granted the right to manufacture and sell Licensed Products.

"Territory" shall mean worldwide.

"Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the Licensed Patents which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal. Notwithstanding the foregoing provisions of this paragraph, if a claim of a pending patent application has not issued as a claim of an issued patent, within five (5) years after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until the patent is issued including such claim.

                                    ARTICLE 2
                                     LICENSE

2.1 License. Dr. Dell hereby grants to eyeonics an exclusive license under any and all of Dr. Dell's right, title and interest in and to the Licensed Patents:
(i) to make, have made, use, sell, have sold, import and have imported Licensed Products, and (ii) to otherwise exploit the Licensed Patents; and to have any of the foregoing performed on its behalf by a third party for all applications.

2.2 Sublicenses. eyeonics may grant and authorize sublicenses to Sublicensees within the scope of the license granted to eyeonics pursuant to this Agreement.

2.3 Know-How. At the reasonable request and reasonable expense of eyeonics, Dr. Dell agrees to transfer to eyeonics all know-how in his control that is necessary or useful to enable eyeonics to practice the license granted herein and, at the reasonable request and reasonable expense of eyeonics, to make himself available at reasonable times to assist eyeonics in such enablement.

                                    ARTICLE 3
                                    ROYALTIES

3.1 Base Royalty. In consideration of the rights and licenses granted by Dr. Dell to eyeonics herein, eyeonics agrees to pay to Dr. Dell a running royalty of *** percent (***%)1 of Net Sales of Licensed Products.

3.2 Royalty Term. The running royalties under Section 3.1 shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis on the Net Sales of such Licensed Product by eyeonics or its Affiliates and only for the period until the later of: (i) the abandonment of the last patent application within the Licensed Patents or (ii) the expiration of the last to expire of the patents within the Licensed Patents, in each case that contains a claim that would be infringed by the manufacture, sale or use of such Licensed Product in such country (such period, the "Royalty Term" for such Licensed Product).

3.3 Multiple Royalties. If eyeonics or its Affiliate is required to pay a third party amounts with respect to a Licensed Product under agreements for patent rights or other technologies which eyeonics, in its reasonable judgment, determines are necessary or desirable to license or acquire with respect to such Licensed Product, eyeonics may deduct such amount owing to such third parties (prior to any reductions) from the royalty owing to Dr. Dell for the sale of such Licensed Product pursuant to Section 3.1 above. Notwithstanding the foregoing provisions of this Section 3.3, in no event shall the royalties due to Dr. Dell pursuant to Section 3.1 above be so reduced to less than *** percent (***%)2 of the amount that would otherwise be due Dr. Dell thereunder.

3.4 Combination Products. In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 3 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/B, where A is the average gross selling price during the previous calendar quarter of the Licensed Product sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s). In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated by eyeonics between such Licensed Product and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.

3.5 Records. During the Royalty Term and for a period of three (3) years thereafter, eyeonics shall keep complete and accurate records of its and its Affiliates' Net Sales in sufficient detail to enable the amounts payable under this Article 3 to be determined. Upon Dr. Dell's written request, but not more frequently than once per calendar year, eyeonics shall permit representatives or agents of Dr. Dell, at Dr. Dell's expense, to examine such records during eyeonics's regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales received not more than three (3) years prior to the date of Dr.


----------

1 *** Indicates that confidential treatment has been sought for this information.

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Dell's request. In the event that the amounts due to Dr. Dell are determined to have been underpaid, eyeonics shall pay to Dr. Dell any amount due and unpaid, together with interest on such amount at the U.S. prime rate quoted in the "Money Rates" column of The Wall Street Journal (U.S., Eastern Edition) on the first business day after such unpaid amount is discovered, or at the maximum rate permitted by law, whichever is lower. eyeonics records examined by Dr. Dell hereunder shall be considered Confidential Information (as defined in Article 5 below).

3.6 Reports. Beginning with the first accrual of Net Sales on which a royalty is due hereunder and until the end of the Royalty Term, eyeonics shall provide to Dr. Dell a semi-annual royalty report as follows: Within sixty (60) days after the end of each semi-annual period, eyeonics shall deliver to Dr. Dell a true and accurate report, giving such particulars of the business conducted by eyeonics and its Affiliates, if any, during such semi-annual period as are pertinent to account for royalties due under this Article 3. Such report shall include at least (i) the total of Net Sales during such semi-annual period; (ii) the calculation of royalties; and (iii) the total royalties so calculated and due Dr. Dell. Simultaneously with the delivery of each such report, eyeonics shall pay to Dr. Dell the total royalties, if any, due to Dr. Dell for the period of such report. If no royalties are due, eyeonics shall so report. Dr. Dell shall not provide to third parties any information contained in reports provided to Dr. Dell under this Section 3.6, or learned by Dr. Dell under
Section 3.5 above. The reports provided to Dr. Dell by eyeonics hereunder and all information contained therein shall be considered Confidential Information.

3.7 Payments. All amounts payable hereunder by eyeonics shall be payable in United States Dollars to Dr. Dell. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by eyeonics in calculating eyeonics's own revenues for financial reporting purposes. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the rate set forth in
Section 3.6 above on the first business day after such payment is due, calculated on the number of days such payment is delinquent.

3.8 Taxes. Any withholding or other tax that is required by law to be withheld on behalf of eyeonics with respect to payments owed by eyeonics pursuant to this Agreement shall be deducted by eyeonics from such payment prior to remittance. eyeonics shall promptly furnish Dr. Dell evidence of any such taxes withheld.

                                    ARTICLE 4
                                 PATENT MATTERS

4.1 Prosecution and Maintenance.

     i. eyeonics shall have the right, at its option, to control the filing for, prosecution and maintenance of the Licensed Patents. For purposes of this
Article 4, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms. In the event that eyeonics elects not to file, prosecute or maintain any patent application or patent within the Licensed Patents or pay any fee related thereto, in any country eyeonics shall promptly notify Dr. Dell of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent or patent application. From and after the effective date of such notice, such patent application or patent shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of eyeonics with respect thereto shall terminate and revert to Dr. Dell.

     ii. Subject to eyeonics' election rights in the third sentence of part (i) above of in this Section 4.1, eyeonics agrees to use its commercially reasonable efforts to obtain patent protection for the SD4 intraocular lens design in the United States, Europe and Asia in its prosecution and maintenance of the Licensed Patents.

4.2 Enforcement. If either party determines that a third party is making, using or selling a product that may infringe the Licensed Patents, that party shall notify the other party in writing.

     i. eyeonics shall have the first right (itself or through others), at its sole option, to bring suit to enforce the Licensed Patents, and/or to defend any declaratory judgment action with respect thereto; provided, however, that eyeonics shall keep Dr. Dell reasonably informed as to the defense and/or settlement of such action. Dr. Dell shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by eyeonics from an action to enforce the Licensed Patents shall be first applied to reimburse eyeonics' and then Dr. Dell's unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents, be treated as Net Sales of Licensed Products.

     ii. In the event eyeonics elects not to initiate an action to enforce the Licensed Patents against a commercially significant infringement by a third party, within six (6) months of a request by Dr. Dell to do so, (or within such shorter period which may be required to preserve the legal rights of Dr. Dell under the laws of the relevant government), Dr. Dell may initiate such action at its expense with eyeonics' prior written consent, which consent shall not be unreasonably withheld. eyeonics shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Dr. Dell from an action to enforce the Licensed Patents shall be first applied to reimburse Dr. Dell's and then eyeonics' unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents, be divided *** percent (***%)2 to Dr. Dell and *** percent (***%) to eyeonics.

     iii. eyeonics (itself or through its designees) agrees to use commercially reasonable efforts to enforce the Licensed Patents against commercially significant infringements and declaratory judgment actions, in each case without cost to Dr. Dell.

4.3 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Licensed Patents, Dr. Dell shall cooperate fully, including without limitation by joining as a party plaintiff and executing such documents as eyeonics may reasonably request. Upon the request of and, at the expense of eyeonics, Dr. Dell shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in each of its possession.

4.4 No Implied Obligations. Except as expressly provided in this Article 4, neither party has any obligation to bring or prosecute actions or suits against any third party for patent.



                                    ARTICLE 5
                                 CONFIDENTIALITY

Dr. Dell agrees that, during the term of this Agreement and for a period of three (3) years thereafter, Dr. Dell shall not disclose, without the prior written consent of eyeonics, any eyeonics Confidential Information. As used herein, "Confidential Information" means all information and/or trade secrets relating to eyeonics' management, business, operations, technology, products or business plans, which Dr. Dell knows or has reason to know is regarded as confidential by eyeonics and includes without limitation any information relating to the Inventions (including information generated by Dr. Dell whether before or after the Effective Date). Confidential Information shall not include information that Dr. Dell can demonstrate (i) has become part of the public domain except by breach of this Agreement; (ii) Dr. Dell knew prior to the disclosure of such Confidential Information by eyeonics to Dr. Dell, in the case of Confidential Information disclosed by eyeonics to Dr. Dell; or (iii) Dr. Dell learned from a third party source having no duty of confidentiality to eyeonics. Dr. Dell may lecture upon, disseminate and publish under Dr. Dell's own name scientific papers arising from work done relating to the Inventions, but only upon the prior written approval of eyeonics, with such approval not to be unreasonably withheld. For clarity, eyeonics' approval of a disclosure by Dr. Dell pursuant to the foregoing sentence will not be deemed to be unreasonably withheld if such disclosure would harm eyeonics' ability to commercialize the Inventions or obtain patent protection thereof.



                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

6.1 Warranties. Dr. Dell represents and warrants that: (i) his ownership interest in and to the Licensed Patents free and clear of any liens or encumbrances; (ii) he has not previously granted and will not grant any rights in the Licensed Patents to any third party; (iii) except for the Licensed Patents, as of the Effective Date, he does not own or control any patent or patent application (including any invention disclosure or draft patent application for which a patent application is intended to be filed) the claims of which would dominate any practice of the Inventions; (iv) as of the Effective Date, there are no actions, suits or proceedings pending or threatened in writing against him at law or in equity by or before any third party, federal, state or other governmental department, agency or instrumentality, domestic or foreign, which may in any way adversely affect eyeonics' rights hereunder or otherwise call into question his rights to transfer to eyeonics the rights contemplated hereunder; (v) from January 1, 2004 through the Effective Date, there are no other inventions, whether patentable or not, other than the Inventions licensed herein, conceived, made or reduced to practice by Dr. Dell related to eyeonic's technology; and (vi) the Inventions have not been developed under any funding agreement with the Government of the United States.

6.2 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND BOTH PARTIES



2 *** Indicates that confidential treatment has been sought for this information.

SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                    ARTICLE 7
                                 INDEMNIFICATION

eyeonics shall defend and indemnify Dr. Dell from and against any and all claims, suits or proceedings brought by third parties (including reasonable attorneys' fees) (any of the foregoing, a "Claim") against Dr. Dell, as a direct result of eyeonics' exercise of its rights under the Licensed Patents or gross negligence or willful misconduct; provided, however, that eyeonics' obligations pursuant to this Article 7 shall not apply to the extent that such Claims result from (i) the negligence, bad faith, willful misconduct or omission of Dr. Dell; or (ii) breach of any of the terms or conditions of this Agreement, including the representations and warranties made by Dr. Dell in Section 6.1. Dr. Dell shall defend and indemnify eyeonics from and against any and all Claims against eyeonics, as a direct result from part (i) or (ii) above; provided, however, that Dr. Dell's obligations pursuant to this Article 7 shall not apply to the extent that such Claims result from the gross negligence or willful misconduct of eyeonics. The obligations of a party from which indemnification is sought under this Article 7 (such party, the "Indemnifying Party") are contingent upon the other party (such other party, the "Indemnitee"): (a) promptly notifying the Indemnifying Party in writing of any such Claim with respect to which it intends to claim such indemnification; (b) giving the Indemnifying Party sole control of the defense and/or settlement thereof (provided that the Indemnifying Party shall not have the right to admit the fault of the Indemnitee without the prior written consent of the Indemnitee, with such consent not to be unreasonably withheld); and (c) providing the Indemnifying Party, at the Indemnifying Party's expense, with reasonable assistance and full information with respect to such Claim. The Indemnifying Party shall have no obligations for any Claim if the Indemnitee makes any admission, settlement or other communication regarding such Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

                                    ARTICLE 8
                                   TERMINATION

8.1 Term. Unless terminated earlier pursuant to this Article 8, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last application within the Licensed Patents.

8.2 Termination for Breach. In the event of a material breach of this Agreement, the nonbreaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach by written notice to the other party within such ninety (90) day period, the nonbreaching party shall not have the right to terminate this Agreement unless it has been determined by a court of competent jurisdiction in accordance with Section 9.2 below that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

8.3 Termination by eyeonics. Any provision herein notwithstanding, eyeonics may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Licensed Patents, or as to any particular Licensed Product, at any time by giving Dr. Dell at least sixty (60) days prior written notice. From and after the effective date of a termination under this Section
8.3 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of eyeonics with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this
Section 8.3 with respect to a particular Licensed Product, the license granted under Section 2.1 above shall terminate with respect to such Licensed Product, and the same shall cease to be a Licensed Product for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this
Section 8.3, all rights and obligations of the parties shall terminate, except as provided in Section 8.4 below.

8.4 Effect of Termination/Expiration.

     i. No Release. Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

     ii. Sublicenses. Upon termination of this Agreement for any reason, any sublicense granted by eyeonics hereunder shall survive, provided that the applicable Sublicensee promptly agrees in writing to pay to Dr. Dell such amounts that would otherwise be due to Dr. Dell hereunder for such Sublicensee's activities under such sublicense.

     iii. Articles 1, 5, 6, 7, 8 and 9 and Sections 3.5, 3.7 and 3.8 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 8, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 Further Assurances. Dr. Dell agrees to assist eyeonics, or its designee, at eyeonics' expense, in every proper way to secure eyeonics' rights in the Inventions and Licensed Patents in any and all countries, including the disclosure to eyeonics of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which eyeonics shall deem necessary or appropriate in order to apply for and obtain such rights and in order to assign and convey to eyeonics, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to such Inventions and Licensed Patents. If eyeonics is unable because of Dr. Dell's unavailability or for any other reason to secure his signature to file, prosecute, maintain or enforce any Licensed Patent, Dr. Dell hereby irrevocably designates and appoints eyeonics and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead for any such purpose with the same legal force and effect as if executed by Dr. Dell.

9.2 General. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without reference to its principles of conflicts of law. The relationship of Dr. Dell and eyeonics established by this Agreement is that of independent contractors. Dr. Dell agrees not to disclose any terms of this Agreement to any third party without the consent of eyeonics, except as required by securities or other applicable laws, to prospective and other investors and such party's accountants, attorneys and other professional advisors. This Agreement: (i) may be assigned by eyeonics to any entity provided that such entity agrees to be bound by the terms and conditions contained herein (including but not limited to eyeonics' royalty payment obligations in Article 2 above); and (ii) may be assigned by Dr. Dell with the prior written consent of eyeonics. This Agreement shall be binding upon the successors and assigns of the parties. All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (receipt confirmed), mailed by registered or certified mail, postage prepaid, or sent by express courier service (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the address of the applicable party set forth below its signature, or such other address as may be specified in writing to the other party. This Agreement sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments or agreements, whether oral or written, with respect to the subject matter contained herein. This Agreement may only be amended with a writing signed by authorized representatives of both parties hereto that specifically and expressly refers to this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Steven M. Dell, M.D.                       eyeonics, inc

By: /s/ Steven M. Dell, M.D.               By: /s/ J. Andy Corley

                                           Name: J. Andy Corley

                                           Title: CEO



Address:1750 Far Gallant                   Addresss: 20970 AV Pkwy

           Austin, TX  78746               Aliso Viego

Facsimile:  512.328.8329                   Facsimile:

                                    EXHIBIT A

                                LICENSED PATENTS



1.   Title: Floating Optic Accommodating Intraocular Lens (SD2). Applicant:
     Steven J. Dell. Patent No. 13533.4060

2. Title: Floating Optic Accommodating Intraocular Lens (SD4). Applicant's: J. Stuart Cumming, Steven J. Dell, Jonathan R. Soiseth. Patent No. 13533.4063.